Exhibit 4.7

CONTROLADORA VUELA COMPAÑÍA DE AVIACIÓN, S.A.B. DE C.V.

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made as of September     , 2013 between Controladora Vuela Compañía de Aviación, S.A.B. de C.V., a public stock corporation with variable capital (sociedad anónima bursátil de capital variable), organized under the laws of the United Mexican States (the “Company”), and the Persons listed on the signature pages hereto (each a “Right Holder” and collectively the “Right Holders”). Unless otherwise provided in this Agreement, capitalized terms used herein shall have the meanings set forth in Section 8 hereof.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

Section 1. Demand Registrations.

(a) Registration Requests. At any time at least 180 calendar days following the consummation of the initial Public Offering, the Right Holders may request that the Company registers all or a portion of their Registrable Securities under the Securities Act (a “Demand Registration”) on Form F–1 or any similar long–form registration (a “Long–Form Registration”) or, if available, on Form F–3 or any similar short–form registration (a “Short–Form Registration”) pursuant to clauses (a)(i) and (a)(ii) below. Each request for a Demand Registration shall specify the approximate number of Registrable Securities requested to be registered and the anticipated per share price range for such offering. Upon receipt of a request to take action pursuant to this Section 1(a) (each such request, a “Registration Request”), the Company shall take all reasonable requisite actions, at the Company’s expense, as provided below, to permit the Right Holders to sell, as soon as practicable, the Registrable Securities held by them pursuant to a registered Public Offering and to enable such holders to freely Transfer their Registrable Securities in the appropriate market as registered securities under applicable securities law, as soon as practicable after such Registration Request.

(i)	Long–Form Registrations. The Right Holders of at least a majority of the Registrable Securities will be entitled to request two (2) Long–Form Registrations in which the Company will pay all Registration Expenses.

(ii)	Short–Form Registrations. In addition to the Long–Form Registrations provided pursuant to clause (i) above, Right Holders of Registrable Securities with a proposed aggregate offering price of at least U.S.$20 million at the time of the request will be entitled to request unlimited Short–Form Registrations in which the Company will pay all Registration Expenses. Demand Registrations will be Short–Form Registrations whenever the Company is permitted to use any applicable short form. After the Company has become subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, the Company will use its best efforts to make Short–Form Registrations available for the sale of Registrable Securities.

(b) Notice of Demand Registration Request. Within 10 business days after receipt of a Registration Request, the Company shall give written notice thereof to each of the other Right Holders (a “Registration Notice”) and, shall, subject to the terms set forth in this Section 1 and further subject to any underwriter cut backs, include in such registration such number of Registrable Securities held by the Right Holders for which the Company has received written requests for inclusion within 15 business days after such Right Holder’s receipt of the corresponding Registration Notice.

(c) Priority on Demand Registrations. Each Right Holder shall be entitled to participate in each Demand Registration on a pro rata basis (based on the aggregate Registrable Securities requested in writing by all Right Holders to be included in such Public Offering), subject to any cut backs required by the underwriters in any underwritten offering. In addition, in connection with any secondary offering of the Registrable Securities, the Right Holders will be entitled to participate in such secondary offering prior to any other Security Holder. If a Demand Registration relates to an underwritten offering and if the Board reasonably determines, based upon the written advice of the managing underwriter(s), that the number of Equity Securities requested to be included in such offering exceeds the number of such securities which can be sold in such offering without adversely affecting the marketability of the offering, the Company will include in such registration the number and type of Registrable Securities requested by the Right Holders to be included, pro rata among the Right Holders who had agreed in writing to participate in the offering on the basis of the number of Registrable Securities held by such Right Holders.

(d) Selection of Underwriters. In connection with any underwritten Public Offering pursuant to a Demand Registration, Right Holders of a majority of Registrable Securities shall be entitled to select an investment banker and manager of recognized standing for such Public Offering (i.e., the managing underwriter); provided, however, that such selection may only be vetoed by the Board if such bank is shown by the Board to have a conflict of interest in managing the Public Offering.

(e) Restrictions on Demand Registrations. The Company will not be obligated to effect any Demand Registration within 90 days after the effective date of a previous Demand Registration. The Company may postpone for up to 90 days the filing or the effectiveness of a registration statement for a Demand Registration if the Board determines in its good faith judgment that such Demand Registration would be detrimental to the Company and its stockholders and would reasonably be expected to have a material adverse effect on any proposal or plan by the Company or any of its subsidiaries to engage in any material acquisition of assets (other than in the ordinary course of business) or any material merger, consolidation, tender offer, financing transaction or similar transaction; provided that, in such event, the Right Holders that initiated the Demand Registration will be entitled to withdraw such request, and such request shall not constitute one of the two Long–Form Registrations to which the holders of the Registrable Securities are entitled pursuant to this Section 1; and provided further that the Company may not utilize this right more than once in any 12–month period.

Section 2. Piggyback Registrations.

(a) Right to Piggyback. Following the consummation of the initial Public Offering, if the Company proposes to consummate a Public Offering (other than pursuant to a Demand Registration) and the registration form to be used for such Public Offering may be used for the registration of Registrable Securities (a “Piggyback Registration”), the Company shall give prompt written notice to all holders of Registrable Securities of its intention to effect such a registration (a “Piggyback Registration Notice”) and, subject to the terms of paragraphs 2(c) and 2(d), shall include in such registration (and in all related registrations or qualifications under blue sky laws or in compliance with other registration requirements and in any related underwriting) all Registrable Securities with respect to which the Company has received written requests for inclusion therein within 20 calendar days after such holders of Registrable Securities receipt of the corresponding Piggyback Registration Notice.

(b) Priority on Primary Registrations. If a Piggyback Registration is an underwritten primary registration on behalf of the Company, and the managing underwriters advise the Company in writing that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold in such offering without adversely affecting the success of the offering, the Company shall include in such registration (i) first, the securities the Company proposes to sell, (ii) second, the Registrable Securities requested to be included in such registration, pro rata among the Right Holders who had agreed in writing to participate in the offering on the basis of the number of Registrable Securities held by such Right Holders, and (iii) third, other securities requested to be included in such registration (to the extent permitted hereby) on such basis as the Board may approve; provided, however, that the Registrable Securities requested to be included by the Rights Holders shall not be pro-rated below an aggregate of 25% of the total offering.

(c) Priority on Secondary Registrations. If a Piggyback Registration is an underwritten secondary registration on behalf of holders of the Company’s securities, and the managing underwriters advise the Company in writing that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold in such offering without adversely affecting the marketability of the offering, the Company shall include in such registration (i) first, the Registrable Securities requested to be included in such registration held by the Right Holders, pro rata among the Right Holders who had agreed in writing to participate in the offering on the basis of the number of Registrable Securities held by such Right Holders, and (ii) second, other securities requested to be included in such registration (to the extent permitted hereby) on such basis as the Board may approve.

(d) Selection of Underwriters. If any Piggyback Registration is an underwritten offering, the selection of investment banker(s) and manager(s) for the offering must be approved by the holders of a majority of the Registrable Securities included in such Piggyback Registration, which approval shall not be unreasonably withheld or delayed.

Section 3. Holdback Agreements. During 365 days following the consummation of the Initial Public Offering, the Company and each Right Holder agrees: (i) not to effect any public sale or distribution of any securities similar to those being offered, or any securities convertible into or exchangeable or exercisable for such securities, during the 10 business days before, and during a period to be negotiated by the Company and the managing underwriters of the Public Offering (which period shall not exceed 90 days) beginning on the date of any final prospectus, offering circular, or other final offering material that includes Registrable Securities (unless the sale or distribution is pursuant to that Public Offering and either (x) the Security Holders participating in that Public Offering consent or (y) the Right Holders are participating pursuant to Section 2 hereof in the Public Offering, the Public Offering was initiated by the Company with respect to the sale of securities by the Company, and the Right Holders are not simultaneously participating in the Public Offering pursuant to Section 1 hereof) and (ii) that any agreement entered into after the date of this Agreement pursuant to which the Company issues or agrees to issue any privately placed securities shall contain a provision under which holders of such securities agree not to effect any public sale or distribution of any such securities during the period described in (i) above, including a sale pursuant to Rule 144 under the Securities Act (except as part of any such Public Offering, if permitted, to the extent of their participation in the underlying Public Offering of the Registrable Securities).

Section 4. Registration Procedures.

(a) In connection with any Public Offering requested by Right Holders of a majority of Registrable Securities, (i) the Company shall be obligated to become or remain a public company under the securities laws applicable to such requested Public Offering and take such additional actions as may be requested in connection with such Public Offering or as required by applicable law to cause the Company to become a public company (including entering into underwriting agreements in customary form in connection with any registered Public Offering) and (ii) each of the Right Holders shall cooperate fully with the Company and the Company’s underwriters and take such additional actions as required by applicable law or as may otherwise be required in connection with such Public Offering to cause the Company to become a public company.

(b) In connection with any Demand Registration or Piggyback Registration, the Company and the Right Holders shall use their respective reasonable best efforts to cause the Company to effect the registration of the applicable Registrable Securities and shall take all such actions to enable the Right Holders to sell their Registrable Securities in a public sale, or otherwise freely Transfer their Registrable Securities without restrictions (other than any such restrictions required by the underwriters of all holders of Equity Securities participating in such offering), in accordance with the Mexican securities laws and/or, to the extent applicable, United States federal and state securities laws and others.

(c) The Company shall provide a transfer agent and registrar for the Equity Securities registered pursuant to a Demand Registration or Piggyback Registration.

(d) In connection with each Demand Registration and Piggyback Registration, the Company shall use its reasonable best efforts to cause (and each Right Holder shall use its reasonable best efforts to cooperate with the Company to cause) (i) the CPO Trust to be amended if and to the extent necessary or appropriate to permit or otherwise implement such Public Offering and (ii) the CPO Trustee to take such actions as necessary or appropriate to permit or otherwise implement such Public Offering.

(e) In connection with each Public Offering, the Company shall, in accordance with all applicable securities rules and regulations, (i) prepare and file with the applicable securities regulators (including, as applicable, the U.S. Securities and Exchange Commission and the National Banking and Securities Commission (Comisión Nacional Bancaria y de Valores)) a registration statement or similar document, and all amendments and supplements thereto and related prospectuses, with respect to the Registrable Securities being registered in such Public Offering, (ii) use its reasonable efforts to cause such registration statement or similar document to become effective (provided that before filing a registration statement or prospectus or any amendments or supplements thereto, the Company shall furnish to the counsel selected by the holders of a majority of the Registrable Securities and the Company covered by such registration statement, copies of all such documents proposed to be filed, which documents shall be subject to the review and comment of each such counsel), and (iii) include in any Short-Form Registration such additional information as reasonably requested by any Right Holder, the holders of a majority of the Registrable Securities registered under the applicable registration statement or the underwriters, if any, for marketing purposes, whether or not required by applicable securities laws.

(f) In connection with each Public Offering, the Company shall use its reasonable efforts to cause such Registrable Securities to be registered in such Public Offering to be registered with or approved by all applicable Mexican and other governmental agencies and authorities as may be necessary to enable the sellers thereof to consummate the disposition of such Registrable Securities.

(g) If requested by a Right Holder, or the managing underwriter of a Public Offering, the Company shall use its best efforts to obtain (i) a cold comfort letter from the Company’s independent public accountants in customary form and covering such matters of the type customarily covered by cold comfort letters, which letter shall be addressed to the underwriters, and the Company shall use its reasonable efforts to cause such cold comfort letter to also be addressed to the holders of the Registrable Securities to be included in such Public Offering and (ii) an opinion from outside counsel, acting for the Right Holders (which may be counsel to the Company) in customary form and covering such matters of the type customarily covered by such opinions, which opinion shall be addressed to the underwriters and the holders of the Registrable Securities to be used in connection with such Public Offering.

(h) In connection with each Public Offering, the Company shall promptly notify each Right Holder of any stop order that is issued or threatened to be issued by any applicable securities regulator or securities commission with jurisdiction over such Public Offering, as well as take all reasonable actions required to prevent the entry of such stop order and to remove such stop order if entered.

(i) In connection with each Public Offering, the Company shall reasonably assist each Right Holder in connection with such Public Offering and shall furnish all information (including, without limitation, financial information regarding the Company) which such Right Holder or the managing underwriters deem necessary to be included or otherwise disclosed in any prospectus to be distributed in connection with such public sale. In furtherance of the foregoing, the Company shall notify each Right Holder participating in a Public Offering, (i) promptly after the Company receives notice thereof, of the date and time when the registration statement for such Public Offering and each post-effective amendment thereto has become effective or a prospectus or supplement to any prospectus relating to a registration statement has been filed and when any registration or qualification has become effective under applicable U.S., Mexican and local securities laws or any exemption thereunder has been obtained, (ii) promptly after the Company’s receipt thereof, of any request by any securities regulators or securities commission for the amendment or supplementing of such registration statement or prospectus or for additional information, and (iii) at any time when a prospectus relating to such Public Offering is required to be delivered under applicable securities law, of the happening of any event as a result of which the prospectus included in such registration statement contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading, and, at the request of any Right Holder, the Company shall prepare a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading.

(j) In connection with any Demand Registration or Piggyback Registration, upon the reasonable request of any Right Holder, the Company shall, at its expense, provide such Right Holder a reasonable number of copies of the registration statement and prospectus relating to the registered Equity Securities of the Company.

(k) In connection with any Demand Registration or Piggyback Registration, upon the reasonable request of any Right Holder, the Company shall provide marketing and other management support necessary to complete the offering to the extent that such support would not be detrimental to the Company or its operations.

Section 5. Registration Expenses.

(a) All expenses incident to the Company’s performance of or compliance with this Agreement, including without limitation (i) all registration, qualification and filing fees, (ii) all fees and expenses of compliance with securities or blue sky laws, (iii) all printing expenses, messenger and delivery expenses, (iv) all fees and disbursements of custodians, and (v) all fees and disbursements of counsel for the Company and all independent certified public accountants, underwriters (excluding underwriting discounts and commissions) and other Persons retained by the Company (all such expenses being herein called “Registration Expenses”), shall be paid by the Company. For purposes of clarification, Registration Expenses also include, without limitation, (i) the Company’s internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), (ii) the expense of any annual audit or quarterly accounting review, (iii) the expense of any liability insurance and (iv) the expenses and fees for listing the securities to be registered on each securities exchange on which similar securities issued by the Company are then listed. Each Person that sells securities pursuant to a Demand Registration or Piggyback Registration hereunder shall bear and pay all underwriting discounts and commissions applicable to the securities sold for such Person’s account.

(b) In connection with each Demand Registration and each Piggyback Registration, the Company shall, upon request, reimburse (i) the Right Holders for all reasonable fees and expenses (including, without limitation, legal fees and expenses) incurred by the Right Holders in connection with such

Demand Registration or Piggyback Registration and (ii) the holders of Registrable Securities included in such registration for the reasonable fees and disbursements of one counsel chosen by the holders of a majority of the Registrable Securities included in such registration.

(c) To the extent Registration Expenses are not required to be paid by the Company, each holder of securities included in any registration hereunder (other than any Right Holder) shall pay those Registration Expenses allocable to the registration of such holder’s securities so included, and any Registration Expenses not so allocable shall be borne by all sellers of securities included in such registration (other than any Right Holder) in proportion to the aggregate selling price of the securities to be so registered.

Section 6. Indemnification.

(a) The Company agrees to indemnify, to the maximum extent permitted by law, each Indemnified Party against all losses, claims, actions, damages, liabilities and expenses caused by any of the following statements, omissions or violations by the Company: (i) any untrue or alleged untrue statement of material fact contained in any registration statement, prospectus, preliminary prospectus or Free-Writing Prospectus or any amendment thereof, addendum thereto or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) any violation by the Company of any applicable securities laws or any securities rule or regulation promulgated thereunder (including, without limitation, all applicable Mexican and U.S. securities laws) applicable to the Company and relating to action or inaction required of the Company in connection with any such registration, qualification or compliance, and to pay to each Indemnified Party, as incurred, any legal and any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such holder expressly for use therein. In connection with an underwritten offering, the Company shall indemnify such underwriters, their officers and directors and each Person who controls such underwriters (within the meaning of the Securities Act) to the same extent as provided above with respect to the indemnification of the holders of Registrable Securities.

(b) In connection with any registration statement in which a holder of Registrable Securities is participating, each such holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such registration statement or prospectus and, to the extent permitted by law, shall indemnify the Company, its directors and officers and each Person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses resulting from any untrue or alleged untrue statement of material fact contained in the registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is specifically contained in any information or affidavit so furnished in writing by such holder; provided that the obligation to indemnify shall be individual, not joint and several, for each holder and shall be limited to the net amount of proceeds received by such holder from the sale of Registrable Securities pursuant to such registration statement.

(c) Any Person entitled to indemnification hereunder shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any Person’s right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld, conditioned or delayed). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. In such instance, the conflicting indemnified parties shall have a right to retain one separate counsel, chosen by the holders of a majority of the Registrable Securities included in the registration, at the expense of the indemnifying party. No indemnifying party, in the defense of such claim or litigation, shall, except with the consent of each indemnified party, consent to the entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

(d) If the indemnification provided for in this Section 6 is held by a court of competent jurisdiction to be unavailable to an indemnified party or is otherwise unenforceable with respect to any loss, claim, damage, liability or action referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amounts paid or payable by such indemnified party as a result of such loss, claim, damage, liability or action in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other hand in connection with the statements or omissions which resulted in such loss, claim, damage, liability or action as well as any other relevant equitable considerations; provided that the maximum amount of liability in respect of such contribution shall be limited, in the case of each seller of Registrable Securities, to an amount equal to the net proceeds actually received by such seller from the sale of Registrable Securities effected pursuant to such registration. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just or equitable if the contribution pursuant to this paragraph 6(d) were to be determined by pro rata allocation or by any other method of allocation that does not take into account such equitable considerations. The amount paid or payable by an indemnified party as a result of the losses, claims, damages, liabilities or expenses referred to herein shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending against any action or claim which is the subject hereof. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who is not guilty of such fraudulent misrepresentation.

(e) The indemnification and contribution provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and shall survive any transfer of securities.

(f) No indemnifying party shall, except with the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

Section 7. Participation in Underwritten Registrations. No Person may participate in any registration hereunder which is underwritten unless such Person (i) agrees to sell such Person’s securities on the basis provided in any underwriting arrangements approved by the Person or Persons entitled hereunder to approve such arrangements (including pursuant to any over-allotment or “green shoe” option requested by the underwriters, provided that no holder of Registrable Securities shall be required to sell more than the number of Registrable Securities such holder has requested to include) and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents required under the terms of such underwriting arrangements, provided however that the terms of the indemnification provisions provided by the Company or the Right Holders shall be no worse than the indemnification terms set forth in Section 6 of this Agreement.

Section 8. Definitions.

(a) “Affiliate” of any Person means any other Person controlling, controlled by or under common control with such particular Person, and “control” means the possession, directly or indirectly, of the power to direct the management, policies, assets and ownerships of a Person, whether through the ownership of voting securities, contract or otherwise.

(b) “business day” means any day that is not a Saturday, Sunday or other day on which banks are required or authorized by law to be closed in the City of New York.

(c) “Board” means the Company’s board of directors.

(d) “CPO” means a certificate of participation issued to a beneficiary of the trust established pursuant to the CPO Trust Agreement.

(e) “CPO Trust” means that certain Irrevocable Trust established pursuant to the CPO Trust Agreement.

(f) “CPO Trust Agreement” means that certain Irrevocable Trust Agreement, dated as of                 , 2013, by and among the Company and the bank initially appointed by Company as the trustee thereunder, as such agreement may be amended from time to time thereafter.

(g) “CPO Trustee” means the trustee of the CPO Trust, and any successor-in-interest thereto appointed in accordance with the applicable provisions of the CPO Trust Agreement.

(h) “Equity Securities” means any equity securities of an issuer or debt securities of an issuer with equity features or other securities exercisable or convertible into equity securities of such issuer or any of its subsidiaries (including, without limitation, Options) or any other securities of such issuer containing any profit participation features (including, without limitation, stock appreciation rights and phantom stock).

(i) “Family Group” with respect to an individual, means such individual’s spouse, parents, siblings and descendants (whether natural or adopted) and any trust solely for the benefit of such individual and/or such individual’s spouse and/or descendants (whether natural or adopted).

(j) “Free Writing Prospectus” means a free-writing prospectus, as defined in Rule 405 of the Securities Act.

(k) “Indemnified Party” means each holder of Registrable Securities, such holder’s Affiliates and each other Person who controls such holder (within the meaning of the Securities Act), as well as their respective officers, directors and employees.

(l) “Option” means a right, option or warrant to subscribe for or to purchase any series of Shares.

(m) “Permitted Transferee” means (i) in the case of Right Holder that is an individual, such Right Holder’s descendants and among such Right Holder’s Family Group, and (ii) in the case of a Right Holder that is not an individual, such Right Holder’s Affiliates.

(n) “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity or any department, agency or political subdivision thereof.

(o) “Public Offering” means the consummation of a public offering (whether a primary or a secondary offering) registered under the Mexican securities laws, rules and regulations or the Securities Act of Shares, CPOs, certificates of participation, American depositary receipts or other similar securities representing an economic ownership interest in Shares.

(p) “Registrable Securities” means any Shares (or certificates of participation, American Depositary Receipts or other similar securities representing an economic ownership interest in Shares) held by a Right Holder. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when they have been distributed to the public pursuant to a Public Offering or sold to the public through a broker, dealer or market maker in compliance with Rule 144 under the Securities Act (or any similar rule then in force). For purposes of this Agreement, a Person shall be deemed to be a holder of Registrable Securities, and the Registrable Securities shall be deemed to be in existence, whenever such Person has the right to acquire directly or indirectly such Registrable Securities (upon conversion or exercise in connection with a transfer of securities or otherwise, but disregarding any restrictions or limitations upon the exercise of such right), whether or not such acquisition has actually been effected, and such Person shall be entitled to exercise the rights of a holder of Registrable Securities hereunder.

(q) “Securities Act” means the Securities Act of 1933, as amended.

(r) “Security Holder” means any shareholder of the Company.

(s) “Shares” means, at any given time, collectively, the (i) Company’s Series A shares, (ii) Company’s Series B shares, and (iii) any subsequently authorized series or class of capital stock of the Company.

(t) “Transfer” means, with respect to any interest, any direct or indirect sale, exchange, transfer, assignment, pledge or other disposition (whether with or without consideration and whether voluntarily or involuntarily or by operation of law) of any such interest (including, without limitation, a beneficial interest in such interest).

Section 9. Miscellaneous.

(a) No Inconsistent Agreements; No Other Registration Rights. The Company shall not hereafter enter into any agreement with respect to its securities which is inconsistent with or violates the rights granted to the Right Holders in this Agreement. Except as provided in this Agreement, the Company shall not grant to any Persons the right to request the Company to register any Equity Securities of the Company, or any securities convertible or exchangeable into or exercisable for such Equity Securities, without the prior written consent of Right Holders of a majority of Registrable Securities.

(b) Adjustments Affecting Registrable Securities. Unless otherwise specifically consented to in writing by Right Holders of a majority of Registrable Securities, the Company shall not take any action, or permit any change to occur, with respect to its securities which would materially and adversely affect the ability of the holders of Registrable Securities to include such Registrable Securities in a registration undertaken pursuant to this Agreement or which would materially and adversely affect the marketability of such Registrable Securities in any such registration (including, without limitation, effecting a stock split or a combination of shares).

(c) Remedies. Any Person having rights under any provision of this Agreement shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages caused by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law. The parties hereto agree and acknowledge that money damages would not be an adequate remedy for any breach of the provisions of this Agreement and that, in addition to any other rights and remedies existing in its favor, any party hereto shall be entitled to specific performance and/or other injunctive relief from any court of law or equity of competent jurisdiction (without posting any bond or other security) in order to enforce or prevent violation of the provisions of this Agreement.

(d) Amendments and Waivers. Except as otherwise provided herein, the provisions of this Agreement may be amended or waived only upon the prior written consent of the Company and the Right Holders of a majority of the Registrable Securities. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

(e) Successors and Assigns. All covenants and agreements in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not. In addition, whether or not any express assignment has been made, the provisions of this Agreement which are for the benefit of the Right Holders are also for the benefit of, and enforceable by, any Permitted Transferee.

(f) Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

(g) Counterparts. This Agreement may be signed in two or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

(h) Headings. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed a part of this Agreement.

(i) Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York.

(j) Jurisdiction; Process Agent. Each of the parties hereto hereby irrevocably submits to the jurisdiction of any New York State or United States Federal court sitting in The City of New York over any suit, action or proceeding arising out of or relating to this Agreement. Such parties irrevocably waive, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding brought in such a court, any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum and any right to which any of them may be entitled, on account of place of residence or domicile. The Company and the Right Holders hereby irrevocably appoint CSC Corporation Service Company, at 1180 Avenue of the Americas, second floor, New York, New York 10036-2721, as their authorized agent (“Authorized Agent”) for service of process in any suit, action or proceeding described in the preceding paragraph and agrees that service of process in any such suit, action or proceeding may be made upon it at the office of such agent. The Company and the Right Holders waive, to the fullest extent permitted by law, any other requirements of or objections to personal jurisdiction with respect thereto. The Company and the Right Holders represent and warrant that such Authorized Agent has agreed to act as their agent for service of process, and the Company and the Right Holders agree to take any and all action, including the filing of any and all documents and instruments, that may be necessary to continue such appointment in full force and effect.

(k) Acknowledgment Regarding Shearman & Sterling LLP. The Company has retained Shearman & Sterling LLP in connection with this Agreement and may in the future retain Shearman & Sterling LLP in connection with the matters contemplated by this Agreement. Each of the Right Holders understands that Shearman & Sterling LLP is not representing and shall not be deemed to be representing any of such Right Holders in connection with this Agreement or other matters contemplated by this Agreement unless and until (i) specifically requested by such Right Holders and agreed to by Shearman & Sterling LLP, (ii) such Right Holders sign a written retention and conflict waiver letter provided by Shearman & Sterling LLP, and (iii) the Company signs a written conflict waiver letter provided by Shearman & Sterling LLP.

(l) Notices. All communications hereunder shall be in writing and effective only upon receipt, and shall be delivered, mailed or sent to each of the parties to this Agreement at the addresses listed on the signature pages hereto.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

CONTROLADORA VUELA COMPAÑÍA DE AVIACIÓN, S.A.B. DE C.V.

By:
Name: Title:

By:
Name: Title:

Address: Av. Antonio Dovalí Jaime No. 70, 13 Floor, Tower B, Colonia Zedec Santa Fe, United Mexican States, D.F. 01210

[SHAREHOLDERS]

Address:

12